Exhibit 4.1

EXECUTION VERSION

Dated 10 February 2020

CONVERTIBLE LOAN NOTE INSTRUMENT

RELATING TO

MEREO BIOPHARMA GROUP PLC

1.	INTERPRETATION	1

2.	NOMINAL AMOUNT	3

3.	RANKING	4

4.	USE OF PROCEEDS	4

5.	LOAN NOTE CERTIFICATES	4

6.	CONDITIONS OF ISSUE	4

7.	INFORMATION RIGHTS	4

8.	NOTES NOT TO BE QUOTED	4

9.	ENFORCEMENT	4

10.	SET-OFF	4

11.	THIRD PARTY RIGHTS	4

12.	GOVERNING LAW AND JURISDICTION	5

SCHEDULE 1 Form of certificate		6

SCHEDULE 2 Interest and Redemption		7

SCHEDULE 3 Conversion		9

THIS DEED is dated	10 February 2020

PARTY

MEREO BIOPHARMA GROUP PLC incorporated and registered in England and Wales with company number 09481161 whose registered office is at 4th Floor, One, Cavendish Place, London, England, W1G 0QF (“Company”).

BACKGROUND

By exercising of the powers conferred on them by the Articles, the Directors of the Company have, by a resolution passed on 8th February 2020, created 3,841,479 £1 unsecured convertible loan notes and have agreed to constitute them in the following manner.

The Notes created hereunder shall be subordinated to the interests of the Lenders in respect of the Loan Agreement by the entry into a separate subordination deed between the original Noteholder and the Lenders.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this instrument.

Adjustment Event

any or all of the following, at any time, or by reference to any record date, while the Notes remain in issue:

(a)   any allotment or issue of Equity Securities by the Company by way of capitalisation of profits or reserves;

(b)   any cancellation, purchase or redemption of Equity Securities, or any reduction or repayment of Equity Securities, by the Company; and

(c)   any sub-division or consolidation of Equity Securities by the Company;

but excluding any issue of Equity Securities of the Company pursuant to the exercise of any options granted to employees or directors of the Company;

Articles	the articles of association of the Company, as amended or superseded

Business Day	a day (other than a Saturday, Sunday or public holiday) on which banks in the City of London are open for normal banking business

Certificate	a certificate for Notes in the form (or substantially in the form) set out in Schedule 1

Change of Control	the acquisition of control of the Company (as defined in section 1124 of the Corporation Tax Act 2010) by any person or persons acting in concert (as defined in the City Code on Takeovers and Mergers) with them

Conditions	the conditions attaching to the Notes, as set out in Schedule 2 to Schedule 3

Conversion Date	the date specified in the Conversion Notice, being not less than 10 Business Days after service of the Conversion Notice

Conversion Notice	a notice in writing by the Noteholder to the Company to convert any outstanding Note or Notes

Conversion Price	26.5 pence per share, such price being equal to the Company’s closing share price on the AIM Market of the London Stock Exchange on 5th February 2020

Conversion Shares	the Ordinary Shares to be issued fully paid to the Noteholder on conversion of the Notes

Directors	the board of directors for the time being of the Company

Equity Securities	has the meaning given in section 560(1) of the Companies Act 2006

Event of Default	any of the events set out in paragraph 5 of Schedule 2

Indebtedness	any indebtedness, monies, obligations, liabilities of the Company in any form whatsoever denominated in whatever currency, whether actual or contingent, present or future, which may be now or hereafter due, owing or incurred howsoever and whether alone or jointly and whether as principal or surety

Interest Rate	a rate of 6% per annum

Lenders	Silicon Valley Bank and Kreos Capital V (UK) Limited, collectively

Loan Agreement	the loan agreement between inter alia the Company and the Lenders, dated 28 September 2018

Loan Repayment Amount	the principal amount of up to £20,455,000 and all interest accrued thereon, payable by the Company to the Lenders in accordance with the terms of the Loan Agreement

Maturity Date	the date 36 months after the date of this instrument, or if agreed in writing between the Parties, any earlier date falling one (1) Business Day following the Company’s full repayment to the Lenders of the Loan Repayment Amount

Notes	the £3,841,479 of unsecured convertible loan notes of £1 each, constituted by this instrument or, as the case may be, the principal amount from time to time issued and paid up and outstanding, and principal amount shall be construed accordingly

Noteholder	the several persons for the time being as holders of the Notes being the Holder of the Notes (which on the date of issuance of the Notes shall be Novartis)

Novartis	means Novartis Pharma AG

Ordinary Shares	the ordinary shares of £0.003 each in the capital of the Company, which have the rights set out in the Articles

Redemption Date	has the meaning given in paragraph 4.1 of Schedule 2

Redemption Notice	has the meaning given in paragraph 4.2 of Schedule 2

Warrant	the warrant issued by the Company to Novartis on or around the date of this instrument

1.2	Any phrase introduced by the terms including, include or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	The schedules to this instrument form part of (and are incorporated into) this instrument.

1.4	A person includes a corporate or unincorporated body.

1.5	Words in the singular include the plural and vice versa.

1.6	A reference to a clause or a schedule is (unless expressly stated otherwise) a reference to a clause of, or schedule to, this instrument.

1.7	Clause and schedule headings do not affect the interpretation of this instrument.

1.8	A reference to one gender includes a reference to the other gender.

1.9

Any reference in this instrument to this instrument or to any other instrument, agreement or document shall, unless the context otherwise requires, be construed as reference to this instrument or such other instrument, agreement or document as the same may from time to time be amended, varied, supplemented or novated, in each case in accordance with its terms.

1.10

References to any statute or statutory provision shall include references to such statute or statutory provision as in force at the date of this instrument and as subsequently re-enacted or consolidated and shall include references to any statute or statutory provision of which it is a re-enactment or consolidation.

2.	NOMINAL AMOUNT

The nominal amount of each Note is £1 and the aggregate principal amount of all the Notes is limited to £3,841,479.

3.	RANKING

The Notes constitute direct, unsecured obligations of the Company ranking ahead of any other unsecured Indebtedness of the Company, and without any preference among themselves.

4.	USE OF PROCEEDS

The proceeds of all subscriptions for the Notes shall be used to fund the Company’s working capital and capital expenditure requirements for the time being.

5.	LOAN NOTE CERTIFICATES

5.1	The Noteholder shall be entitled to receive (without charge) a Certificate executed as a deed by the Company for the amount of Notes held by them.

5.2	Every Certificate shall have copies of Schedule 2 and Schedule 3 endorsed on or attached to it.

6.	CONDITIONS OF ISSUE

Noteholder shall provide funding to Company up to the aggregate principal amount of £3,841,479, and Company shall issue the Notes on the date of receipt of such funds by the Company. The Notes shall be issued subject to, and with the benefit of, the Conditions set out in Schedule 2 to Schedule 3 inclusive. Those conditions shall be binding on the Company, the Noteholder and all persons claiming through or under them.

7.	INFORMATION RIGHTS

The Noteholder shall be entitled to receive information relating to, or in connection with the Notes discussed in or arising from any directors’ or shareholders’ meeting of the Company prior to or as soon as reasonably practicable following such meeting.

8.	NOTES NOT TO BE QUOTED

No application has been, or is intended to be, made to any listing authority, stock exchange or other market for the Notes to be listed or otherwise traded.

9.	ENFORCEMENT

The Company covenants with the Noteholder to perform and observe the obligations in this instrument to the intent that this instrument shall enure for the benefit of the Noteholder, each of whom may sue for the performance and observance of the provisions of this instrument so far as his holding is concerned.

10.	SET-OFF

The Noteholder shall be recognised by the Company as entitled to the Notes registered in his name free from any equity, defence, set-off or cross-claim on the part of the Company against the original, or any intermediate, Noteholder.

11.	THIRD PARTY RIGHTS

This instrument is enforceable under the Contracts (Rights of Third Parties) Act 1999 by the Company and the Noteholder, but not by any other person.

12.	GOVERNING LAW AND JURISDICTION

12.1	This instrument and the Notes (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England.

12.2

The courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of, or in connection with, this instrument (including non-contractual disputes or claims). Accordingly, any proceedings relating to, or in connection with, this instrument or the Notes (including non-contractual disputes or claims) may be brought in such courts.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a Deed by MEREO BIOPHARMA GROUP PLC acting by:	} } } } }	/s/ Denise Scots-Knight
Director

in the presence of:	}	/s/ Gemma Avery
	}	Name of Witness

SCHEDULE 1

FORM OF CERTIFICATE

MEREO BIOPHARMA GROUP PLC incorporated in England and Wales with registered number 09481161 (Company).

CERTIFICATE NO. [NUMBER]	AMOUNT OF NOTES £[AMOUNT]

unsecured convertible loan notes (Notes).

Issued pursuant to the articles of association of the Company and created by a resolution of the directors passed on 8th February 2020.

This is to certify that [NAME[S]] of [ADDRESS[ES]] is/are the registered holder(s) of the nominal amount stated above of the Notes constituted by a loan note instrument dated [DATE] (Instrument) and made by the Company. The Notes are issued subject to, and with the benefit of, the provisions contained in the Instrument and the conditions and other provisions endorsed on this certificate and/or attached to it (Conditions). Interest is payable only in certain circumstances in accordance with Schedule 2 of the Instrument.

Executed as a deed by the Company this [DATE].

Notes:

1.	No transfer of any part of the Notes represented by this Certificate can be registered without production of this Certificate.

2.	The Notes are governed by, and construed in accordance with, the laws of England.

Signed as a Deed by MEREO BIOPHARMA GROUP PLC acting by:	} } } } }
Director

in the presence of:	} }
Name of Witness

SCHEDULE 2

INTEREST AND REDEMPTION

1.	INTEREST

1.1	Interest shall be payable on any outstanding Notes (so far as not converted under Schedule 3) at the Interest Rate.

1.2

Any interest due under paragraph 1.1 of this Schedule 2 shall be payable in immediately available funds on the Maturity Date, unless the Noteholder elects to convert the accrued interest to Ordinary Shares in accordance with Part 2 of Schedule 3.

1.3

Interest, if payable, shall accrue daily at the Interest Rate and shall be calculated on the basis of a 365-day year and the actual number of days elapsed from the date of issue of the Notes to the Redemption Date.

1.4	If the Company fails to pay redemption monies when due, interest shall continue to accrue on the unpaid amount at the Interest Rate.

2.	REPAYMENT OF PRINCIPAL

As and when the Notes are to be redeemed in accordance with paragraph 4 of this Schedule 2, the Company shall pay the Noteholder in immediately available funds the principal amount of the Notes which are to be redeemed plus any outstanding accrued interest.

3.	TIME OF PAYMENT

Whenever any payment of principal (or otherwise) becomes due on a day which is not a Business Day, payment shall be made on the next following Business Day.

4.	REDEMPTION

4.1

The Notes then in issue (so far as not converted under Schedule 3) shall, to the extent not previously converted, be redeemed at the principal amount together with interest on the Notes outstanding at the Interest Rate on the Maturity Date.

4.2

Within five Business Days of the Redemption Date, the Company shall repay to the Noteholder the principal amount of the Notes so redeemed, together with interest on such Notes outstanding at the Interest Rate.

5.	EVENTS RESULTING IN IMMEDIATE REDEMPTION

The Notes shall be immediately redeemed at the principal amount, together with interest on the Notes outstanding at the Interest Rate, if:

(a)	an administration order is made in relation to the Company or any of its subsidiaries; or

(b)

an order is made, or an effective resolution is passed, for the winding-up, liquidation, administration or dissolution of the Company (except for the purpose of reorganisation or amalgamation of the Company or any of its subsidiaries); or

(c)

an encumbrancor takes possession or a receiver is appointed of the whole or the major part of the assets or undertaking of the Company or any of its subsidiaries or if distress, execution or other legal process is levied or enforced or sued out on or against the whole or the major part of the assets of the Company or any of its subsidiaries and is not discharged, paid out, withdrawn or removed within 30 Business Days; or

(d)	the Company or any of its subsidiaries stops (or threatens to stop) payment of its debts generally or ceases (or threatens to cease) to carry on its business or a substantial part of its business;

(e)	the Company breaches the provisions of paragraph 7(c) of part 2 of Schedule 3; and

(f)

the Company or any of its subsidiaries is deemed for the purposes of section 123 Insolvency Act 1986 to be unable to pay its debts or compounds or proposes or enters into any reorganisation or special arrangement with its creditors generally.

6.	ACTION FOLLOWING REDEMPTION

6.1

The Company shall give written notice to the Noteholder immediately on the Company becoming aware of the occurrence of an event specified in paragraph 5 of this Schedule 2, giving reasonable details of that event.

6.2

If, on redemption of a Note, the Noteholder fails to deliver the Certificate for it, or an indemnity in accordance with these Conditions or to accept payment of moneys due to him, the Company shall pay the moneys due to the Noteholder into a bank account, which payment shall discharge the Company from all further obligations in respect of the Note.

6.3	The Company shall cancel any and all Notes repaid, redeemed or purchased and shall not reissue them.

SCHEDULE 3

CONVERSION

Part 1

Conversion

1.

The Noteholder shall be entitled, at any time when it holds 19.5% or less of the aggregate voting rights in the Company and prior to the Maturity Date, and on one or more occasions, to serve a Conversion Notice on the Company to convert all or some only of the Notes outstanding into fully paid Ordinary Shares at the Conversion Price per Share. It shall be a condition of any Conversion Notice that such conversion shall not cause the Noteholder to hold, following conversion of the Notes which are subject of the Conversion Notice, more than 19.5% of the aggregate voting rights in the Company.

2.

To the extent not previously converted or redeemed, the principal amount of all outstanding Notes shall automatically convert into Conversion Shares at the Conversion Price immediately prior to and conditional upon the occurrence of any Change of Control. If and when a Change of Control is proposed, the Company shall, to the extent it is lawful and practicable to do so, give Noteholder not less than 3 Business Days’ prior written notice of the proposed Change of Control specifying (to the best of its knowledge) the terms and prospective date of the Change of Control.

3.	The Conversion Notice shall set out, at a minimum:

(a)	the principal amount of the Notes to be converted;

(b)	whether any accrued but unpaid interest on such principal amount is to be converted; and

(c)	the Conversion Date

4.	The service of a Conversion Notice shall be irrevocable and binding on the Noteholder.

Part 2

Procedures on conversion

1.

On the Conversion Date, the Directors shall convert the principal amount of the Notes that are to be converted as specified in the Conversion Notice, and, if so elected by the Noteholder, any accrued but unpaid interest on such principal amount, into such number of new fully paid Ordinary Shares at the Conversion Price per Share, subject to any adjustment as set out in paragraph 8 of Part 2 of this Schedule 3 and in accordance with the following provisions of paragraph 2 to paragraph 6 of Part 2 of this Schedule 3.

2.

Conversion of the Notes and any accrued interest (if applicable) shall be effected by the Company redeeming the relevant Notes and any accrued interest on the Conversion Date. Each Noteholder whose Notes and any accrued interest are being converted shall be deemed to irrevocably authorise and instruct the Company to apply the redemption moneys payable to that Noteholder in subscribing for Ordinary Shares on conversion of the Notes and any accrued interest.

3.

the Conversion Shares shall be issued and allotted by the Company on the Conversion Date and the certificates for such Ordinary Shares shall be dispatched to the persons entitled to them at their own risk.

4.

The Conversion Shares arising on conversion of the Notes and any accrued interest (if applicable) shall be credited as fully paid and rank pari passu with the other Ordinary Shares in issue on the Conversion Date and shall carry the right to receive all dividends and other distributions declared after the Conversion Date.

5.

The entitlement of the Noteholder to a fraction of an Ordinary Share shall be rounded to the nearest whole number of Ordinary Shares which result from the conversion of the Notes and any accrued interest (if applicable).

6.

The Company warrants to the Noteholder that the board of directors of the Company has been authorised pursuant to the Articles to execute this instrument, and to allot and issue the Conversion Shares in accordance with its terms and, pursuant to that authorisation, the board of directors may allot and issue the Conversion Shares free from pre emptive rights upon conversion.

7.

The Company undertakes that, while the Notes remain in issue, it shall (pending either the payment of any redemption moneys in respect of the Notes and any accrued interest or the issue of the Ordinary Shares on conversion, each in accordance with the provisions of this instrument):

(a)

notify the Noteholder in writing as soon as reasonably practicable after the relevant board or general meeting of shareholders (whichever is the earliest) has resolved to implement an Adjustment Event specifying the prospective date of the Adjustment Event and the proposed terms of it;

(b)

maintain sufficient shareholder authority to satisfy in full, without the need for the passing of any further resolutions of its shareholders, the most onerous of the outstanding rights of conversion for the time being attaching to the Notes and any accrued interest pursuant to paragraph 1 and paragraph 2 of SCHEDULE 3, without first having to offer the same to any existing shareholders of the Company or any other person;

(c)	not, without the prior written consent of the Noteholder, such consent not to be unreasonably withheld or delayed, issue any further Notes or Indebtedness which ranks senior to the Notes.

8.

Following an Adjustment Event, the professional advisors or auditors of the Company for the time being shall certify to the Company in writing the adjustments to the number and nominal value of the Conversion Shares which they consider to be necessary so that, after such adjustment and on conversion, the Noteholder shall be entitled to receive the same percentage of the issued share capital of the Company carrying the same proportion of votes exercisable at a general meeting of shareholders and the same entitlement to participate in distributions of the Company, in each case as nearly as practicable, as would have been the case had no Adjustment Event occurred (and making such reduction or increase as is necessary to the premium arising on the issue and allotment of the Ordinary Shares on conversion of the Notes and any accrued interest (if applicable)). The Company shall then notify the Noteholder in writing of the necessary adjustment as determined by the professional advisors or auditors.